Strategic American Oil Corporation Begins Drilling Of Its Kenedy 3D Seismic Prospect

November 30, 2010

Corpus Christi, Texas - Nov. 30, 2010 -  Strategic American Oil Corporation (OTC Bulletin Board: SGCA) is pleased to announce that drilling operations have commenced on the Company's KMF 64-1 No. 1, 3D Seismic prospect in Kenedy County, South Texas.  As previously announced, Chinn Exploration will be the operator of the project and has contracted with Coastal Drilling Company(? ) to drill the initial well to the primary Frio Sand target at   approximately 13,800 feet.  Should geologic conditions warrant, the well could be drilled to a total permitted depth of 18,000.

The KMF 64-1 No. 1 is located on a  1,043  acre oil & gas lease obtained from the Kenedy Memorial Foundation (Lessor) by Strategic American Oil in 2009. The prospective Frio Sands and anticlinal structure  were identified in-house through detailed evaluation of  303 sq. miles of 3D seismic data.  The Company's exploration team believes the multiple Frio sands identified in the seismic profile could contain substantial gas reserves.   Additional drilling may be required to fully evaluate the leased area.

Bob Bennett, Strategic American Oil's contract seismic expert who has more than 20 economic oil and gas discoveries to his name, said of the prospect, "With more than two decades of experience exploring for oil and gas in South Texas with 3D seismic, I have never had the opportunity to discover or participate in a 4-way closure Frio structure such as this. These structures are usually cherry-picked by the major oil companies as drilling locations of choice. I believe this prospect has the potential to be a substantial new field discovery along this highly active trend."

Strategic American Oil Corporation President and CEO Jeremy Driver stated, "We are very pleased that Chinn Exploration has quickly moved this prospect to the drilling phase.  In the mean time, gas prices have moved over $4.00.  The 3D seismic showings on this prospect are incredibly attractive and we are excited about the development of the first test well,"

Strategic American Oil will assign operatorship to Chinn Exploration Company, a fully licensed and bonded Texas oil and gas operator. Chinn was assigned 81.25 percent of the working interest in return for paying all drilling costs, estimated at $3 million, and will pay $200,000 to Strategic American Oil for leasing, land and geophysical work. This means that Strategic American Oil Corporation will not be required to pay any costs for drilling the first test well and has recouped its hard costs to date. When the well is completed, Strategic American Oil will pay its share of the completion costs. This aligns with the Company's existing strategy of finding partners to assume all exploration risk, while retaining a carried interest in the project.

About Strategic American Oil

Strategic American Oil Corporation (OTCBB: SGCA) is a growth stage oil and natural gas exploration and production company with operations in Texas, Louisiana, and Illinois.  The Company's team of geologists, engineers and executives leverage 3D seismic data and other proven exploration and production technologies to locate and produce oil and natural gas in new and underexplored areas. The Company seeks accretive acquisitions of production, reserves or other companies that will provide significant growth potential. Further information can be found on the Company's website at www.strategicamericanoil.com.

Corporate Offices:

600 Leopard Street, Suite 2015
Corpus Christi, Texas 78401
www.StrategicAmericanOil.com

Investor Relations:

Investor Awareness, Inc.
Tony Schor or James Foy, 847-945-2222
www.InvestorAwareness.com

Safe Harbor Statements

Except for the statements of historical fact contained herein, the information presented in this news release constitutes "forward-looking statements" as such term is used in applicable United States and Canadian laws.  These statements relate to analyses and other information that are based on forecasts of future results, estimates of amounts not yet determinable and assumptions of management.  Any other statements that express or involve discussions with respect to predictions, expectations, beliefs, plans, projections, objectives, assumptions or future events or performance (often, but not always, using words or phrases such as "expects" or "does not expect", "is expected", "anticipates" or "does not anticipate", "plans, "estimates" or "intends", or stating that certain actions, events or results "may", "could", "would", "might" or "will" be taken, occur or be achieved) are not statements of historical fact and should be viewed as "forward-looking statements". Such forward looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such risks and other factors include, among others, the actual results of exploration activities, variations in the underlying assumptions associated with the estimation or realization of mineral resources, the availability of capital to fund programs and the resulting dilution caused by the raising of capital through the sale of shares, accidents, labour disputes and other risks of the mining industry including, without limitation, those associated with the environment, delays in obtaining governmental approvals, permits or financing or in the completion of development or construction activities, title disputes or claims limitations on insurance coverage.  Although the Company has attempted to identify important factors that could cause actual actions, events or results to differ materially from those described in forward-looking statements, there may be other factors that cause actions, events or results not to be as anticipated, estimated or intended.  There can be no assurance that such statements will prove to be accurate as actual results and future events could differ materially from those anticipated in such statements.  Accordingly, readers should not place undue reliance on forward-looking statements contained in this news release and in any document referred to in this news release.